Exhibit 2.2

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of this 20th day of May 2019, by and between NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“NW Seller”), QC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“QC Seller”), ATTALLA NURSING ADK, LLC, a Georgia limited liability company (“AT Seller”), and CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“CP Seller” and together with NW Seller, QC Seller and AT Seller, collectively, “Seller”), and ATTALLA REALTY LLC, an Alabama limited liability company, COLLEGE PARK REALTY LLC, a Georgia limited liability company, QUAIL CREEK REALTY LLC, an Oklahoma limited liability company, and NORTHWEST REALTY LLC, an Oklahoma limited liability company (collectively, “Buyer”).

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of April 15, 2019, as amended (the “PSA”) (capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the PSA);

WHEREAS, the parties hereto desire to amend the PSA in accordance with the terms and conditions provided herein;

NOW THEREFORE, in consideration for the mutual covenants and agreements provided herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.Amendment to the PSA. Article I of the PSA is hereby amended by deleting the definition of Due Diligence Period in its entirety and replacing it with the following:

“Due Diligence Period” shall mean the period commencing upon the execution of this Agreement and expiring at 5:00 p.m. Eastern Time on May 23, 2019.

2.Inconsistent Terms. In the event that any of the terms of this Amendment shall be inconsistent or contradict the terms of the PSA, the terms of this Amendment shall control.

3.Effect of Amendment. Except as explicitly amended and modified herein, all other terms and conditions of the PSA shall remain in full force and the PSA shall not be further amended or modified unless agreed to in writing by the parties hereto.

4.Governing Law. This Amendment shall be governed by the law of the State in which the Real Property is located.

5.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and, taken together, shall constitute one and the same instrument. This Amendment may be executed by the parties by facsimile or email transmission with the same force and effect as original signatures.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment by persons legally entitled to do so as of the day and year first set forth above.

BUYER:

ATALLA REALTY LLC, an Alabama limited liability company
COLLEGE PARK REALTY LLC, a Georgia limited liability company
QUAIL CREEK REALTY LLC, an Oklahoma limited liability company
NORTHWEST REALTY LLC, an Oklahoma limited liability company

By:
Name:
Title: